UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:              VANGUARD CHARLOTTE FUNDS

Address of Principal Business Office (Number and Street, City, State, Zip Code):

100 Vanguard Boulevard

Malvern, Pennsylvania  19355

Telephone Number (including area code):

(610) 669-1000

Name and address of agent for service of process:

Heidi Stam

P.O. Box 2600

Valley Forge, Pennsylvania  19482

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes   (X )                    No   (   )

Signatures

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Malvern and state of Pennsylvania on the 21st day of October, 2011.

VANGUARD CHARLOTTE FUNDS

BY:     /s/ Natalie Bej

            Natalie Bej, Assistant Secretary

Attest: /s/ Barry A. Mendelson

            Barry A. Mendelson